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                     ARTICLES OF AMENDMENT
                               OF
                   ARTICLES OF INCORPORATION
                               OF
              INTERNATIONAL NURSING SERVICES, INC.



     INTERNATIONAL   NURSING  SERVICES,   INC.,   a   corporation
organized under the laws of the State of Colorado, by its duly authorized officer does hereby certify:

     1.    The  name of the Corporation is INTERNATIONAL  NURSING
SERVICES, INC.

     2. The Board of Directors of the Corporation has adopted by unanimous written consent in lieu of meeting, effective January 2, 1997, the amendment to the Corporation's Articles of Incorporation contained herein, which amendment sets forth the text of a determination by the board of directors of the designations, preferences, limitations and relative rights of a series of Preferred Stock and which amendment is effective without shareholder action as provided in Section 7-106-102 of the Colorado Business Corporation Act.

     3.    Article  IV  of the Articles of Incorporation  of  the
Corporation is hereby amended by the addition of a new Section  7 thereto, to read in its entirety as follows:

     "Section 7.  1997 Convertible Preferred Stock.

     II.  Designation and Amount.

     300 shares of the authorized shares of Preferred Stock of the Company are hereby designated "1997 Convertible Preferred
Stock" (the "1997 Preferred Stock"). All shares of 1997 Preferred Stock shall rank prior, as to both payment of dividends and as to distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Company to all of the Company's now or hereafter issued common stock (the "Common Stock"), and any other series of capital stock of the Company, other than the Company's 1996 Convertible Preferred Stock, that is not, by its terms, senior to or pari passu with the 1997 Preferred Stock, and shall rank junior in all respects to the Company's 1996 Convertible Preferred Stock.

     III. Dividends.

     (1) Except as specifically described herein, the registered owners of the 1997 Preferred Stock shall not be entitled to receive any dividends. If a registration statement under the Securities Act of 1933 (the "Act") registering the shares of Common Stock of the Company into which the 1997 Preferred Stock is convertible is not declared effective within 90 days after the first date of issuance of 1997 Preferred Stock (the "Required Effective Date") or if any such registration statement ceases to be effective at any time prior to the third anniversary of the date on which such registration statement first becomes effective, the registered owners of the 1997 Preferred Stock shall be entitled to receive out of assets of the Company legally available therefor, dividends for any period, if any, following the Required Effective Date during which such registration statement is not effective at the rate of 18% per annum for each day during which such registration statement is not effective. Dividends shall accrue without interest and be cumulative and shall be payable to the registered owners of 1997 Convertible Preferred Stock out of assets of the Company legally available therefore, quarterly in arrears on the last day of each fiscal quarter of the Company. Dividends shall be payable to shareholders of record on the fifteenth day immediately preceding such dividend payment date, or if such day is not a business day, on the immediately preceding business day.

     (2) So long as any share of 1997 Preferred Stock is outstanding, the Company shall not (a) declare or pay any dividend or make any other distribution (other than dividends payable solely in Common Stock or other capital stock ranking junior as to dividend rights to the 1997 Preferred Stock) on the Common Stock or any other class or series of capital stock of the Company ranking, as to dividends, junior to the 1997 Preferred Stock, or set funds aside therefor, or (b) purchase, redeem or otherwise acquire, any of the Common Stock, or any other class of capital stock of the Company ranking junior as to dividends to the 1997 Preferred Stock (other than in exchange for Common Stock or other class of capital stock ranking junior as to dividends to the 1997 Preferred Stock) or set funds aside therefor.

     (3) If at any time any dividend on any capital stock of the Company ranking senior as to dividends to the 1997 Preferred Stock ("Senior Dividend Stock") shall be in default, in whole or in part, then no dividend shall be paid or declared and set apart for payment on the 1997 Preferred Stock unless and until all accrued and unpaid dividends with respect to the Senior Dividend Stock shall have been paid or declared and set apart for payment. No dividends shall be paid or declared and set apart for payment on the 1997 Preferred Stock or on any capital stock ranking pari passu with the 1997 Preferred Stock in the payment of dividends (the "Parity Dividend Stock") for any period unless a pro rata dividend has been, or contemporaneously is, paid or declared and set apart for payment on the Parity Dividend Stock or the 1997 Preferred Stock, as the case may be, so that the amount of dividends paid or declared and set aside for payment per share on the 1997 Preferred Stock and the Parity Dividend Stock shall in all cases bear to each other the same ratio that accrued and unpaid dividend per share on the shares of 1997 Preferred Stock and the Parity Dividend Stock bear to each other.

     (4) Subject to the foregoing provisions, the holders of Common Stock, the Parity Dividend Stock and each other class of capital stock of the Company which is junior as to dividends to the 1997 Preferred Stock shall be entitled to receive, as and when declared by the Board of Directors out of the remaining assets of the Company legally available therefor, such dividends (payable in cash, capital shares or otherwise) as the Board of Directors may from time to time determine.

     (5)   Any  reference  to "distribution"  contained  in  this
Section II shall not be deemed to include any distribution made in connection with any liquidation, dissolution, or winding up of the Company.

     IV.  Liquidation.

     (1) In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, then out of the assets of the Company before any distribution or payment to the holders of the Common Stock or any other class of capital stock of the Company ranking junior as to liquidation preferences to the 1997 Preferred Stock, but after distribution to and subject to the rights of holders of capital stock of the Company ranking senior as to liquidation rights to the Preferred Stock, the holders of the 1997 Preferred Stock shall be paid the Liquidation Value of the 1997 Preferred Stock then outstanding and the holders of the 1997 Preferred Stock shall be entitled to no other or further distribution.

     (2) The Liquidation Value of the 1997 Preferred Stock shall be $10,000 per share plus the amount of any dividends which have accrued thereon to the close of business on the date of such liquidation, dissolution or winding up and remain unpaid, whether or not such dividends have been earned or declared.

     (3) After payment in full to the holders of (a) any capital stock ranking senior as to liquidation rights to the 1997 Preferred Stock, (b) the 1997 Preferred Stock and (c) any class of stock hereafter issued that ranks on a parity as to liquidation rights with the 1997 Preferred Stock, of the sums which such holders are entitled to receive in such case, the remaining assets of the Company shall be distributed among and paid to the holders of the Common Stock and any other class of capital stock of the Company ranking junior to the 1997 Preferred Stock.

     (4) If the assets of the Company available for distribution to its shareholders shall be insufficient to permit payment in full to the holders of the 1997 Preferred Stock and all other series of preferred shares ranking equally as to liquidation preferences with the 1997 Preferred Stock of sums which such holders are entitled to receive, then all of the assets available for distribution to such holders shall be distributed among and paid to such holders ratably in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment in full.

     (5) The consolidation or merger of the Company with any other corporation or corporations or a sale of all or substantially all of the assets of the Company shall not be deemed a liquidation, dissolution or winding up of the Company within the meaning of this Section III.

     V.   Redemption.

     (1) If on the second anniversary of the date of the issuance of any shares of 1997 Preferred Stock (a) a registration statement under the Act registering the Common Stock of the Company into which the 1997 Preferred Stock is convertible is not effective or (b) the Common Stock of the Company is not then traded on a national securities exchange (including Nasdaq National Market, the Nasdaq Small Cap Market, the New York Stock Exchange or the American Stock Exchange, but excluding the Nasdaq Bulletin Board or other Nasdaq listings), the Company shall, at the written election of the holder of any outstanding shares of 1997 Preferred Stock received on or before the 30th day after such second anniversary, redeem such shares of 1997 Preferred Stock at the redemption price per share of $10,000 plus any accrued and unpaid dividends thereon, whether or not declared, to the date of redemption.

     (2) The redemption price for any shares of 1997 Preferred Stock to be redeemed hereunder shall be payable in cash, out of funds legally available therefore, as soon as practicable after timely receipt of the written redemption election notice referrenced in the immediately preceding parargraph. If the Company has insufficient funds legally available to pay the redemption price of all of the shares of 1997 Preferred Stock tendered for redemption, the Company shall redeem as many shares as it has funds legally available therefore pro rata among the shareholders tendering 1997 Preferred Stock for redemption and shall continue to be obligated to redeem the remaining shares tendered for redemption when and as funds become legally available therefore, subject to the right of any tendering shareholder to withdraw its election to have such shares
redeemed.   Any  election to have any shares  of  1997  Preferred
Stock  redeemed  pursuant hereto shall be  accompanied  with  the
certificates   representing  the  shares   being   tendered   for
redemption.

     VI.  Voting Rights.

     The holders of the 1997 Preferred Stock shall have no voting rights except as required by law.

     VII. Conversion; Anti-dilution Provisions.

     (1) Subject to the provisions of this Section VI, each share of 1997 Preferred Stock may be converted at the option of the holder thereof at any time after issuance thereof through and including the third anniversary of the issuance thereof into fully paid and non-assessable shares of Common Stock of the Company, in the manner and upon the terms and conditions hereinafter set forth in paragraphs (2) and (3) of this Section VI.

     (2) The holder of each share of 1997 Preferred Stock may convert such share of 1997 Preferred Stock into the number of shares of Common Stock determined by dividing $10,000, plus any accrued but unpaid dividends on such share of 1997 Preferred Stock, by the lesser of (i) $1.00 or (ii) 75% of the average of the closing bid price of one share of Common Stock during the five trading days immediately prior to the date of such conversion  as  determined pursuant to  subsection  (3)  of  this
Section IV.

     (3) In order to convert the 1997 Preferred Stock into Common Stock, the holder thereof shall surrender at the principal office of the Company (or at such other place as the Board of Directors of the Corporation shall have reasonably designated for the purpose) the certificate or certificates for such 1997 Preferred Stock properly endorsed in blank for transfer or accompanied by a proper instrument of assignment or transfer in blank, together with a written request for conversion stating the name or names in which such holder wishes the certificate or certificates for such Common Stock to be issued and, if the certificate or certificates are to be issued in a name or names other than such holder, payment by such holder of all applicable transfer taxes. The Company shall, as soon as practicable thereafter, issue and deliver to such holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. The 1997 Preferred Stock shall be deemed to be converted, and the person or persons in whose name or names any certificate or certificates for Common Stock shall be issuable upon such conversion shall be deemed to have become for all purposes a holder or holders of record of such Common Stock, at the close of business on the date upon which the Company receives the written request for conversion covering such shares (which may be delivered by facsimile transmission). The Company will pay all issue taxes, if any, incurred upon the issue of common Stock upon conversion of the 1997 Preferred Stock, provided that the Company will not pay any transfer or other taxes incurred by reason of the issue of such Common Stock in a name or names other than that in which such 1997 Preferred Stock so converted were registered. No fractional shares shall be issued upon conversion, and the Company shall pay cash in lieu of issuing fractional shares based upon the closing bid price of one share of Common Stock on the business day immediately preceding the date of conversion. If more than one certificate representing shares of 1997 Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of 1997 Preferred Stock represented by such certificates, or the specified portions thereof to be converted, so surrendered. All 1997 Preferred Stock which shall have been converted as provided in this Section VI shall no longer be deemed to be outstanding and all rights with respect to such 1997 Preferred Stock shall forthwith cease and terminate except for the right of the holders thereof to receive Common Stock. Any 1997 Preferred Stock surrendered for conversion shall be cancelled, retired and thereafter not reissued.

     (4)  Protection Against Dilution.

          (A) If at any time or from time to time after the date of issuance of 1997 Preferred Stock, the Company determines to distribute to the holders of the Common Stock (i) securities other than Common Stock, or (ii) property other than cash, without payment therefor, then, in each such case, the Company shall provide written notice to each holder of the 1997 Preferred Stock at least 30 days prior to the effective date of any such distribution. During such 30 day period, the holder of the 1997 Preferred Stock may, at its election, convert the 1997 Preferred Stock into Common Stock of the Company and, if so converted, the holders shall be entitled to receive such securities or property, other than cash, which are distributable upon the Common Stock of the Company at the effective date.

          (B) In case the Company shall, after the date of issuance of any 1997 Preferred Stock, (i) pay a dividend or make a distribution on its capital shares in Common Stock in capital stock or securities convertible into capital stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, (iii) combine its outstanding shares of Common Stock into a smaller number of shares, or (iv) issue by reclassification of its Common Stock any shares of capital stock of the Company, the number of shares of Common Stock into which the 1997 Preferred Stock may be converted in effect immediately prior thereto shall be adjusted so that the holder of any 1997 Preferred Stock surrendered for conversion immediately thereafter would be entitled to receive the number of shares of Common Stock or other capital shares of the Company which he would have owned immediately following such action had such 1997 Preferred Stock been converted immediately prior thereto. An adjustment made pursuant to this subsection shall become effective immediately after the record date of such transaction. If, as a result of an adjustment made pursuant to this subsection, the holder of any 1997 Preferred Stock thereafter surrendered for conversion shall become entitled to receive two or more classes of capital shares of the Company, the Board of Directors shall determine the allocation of the adjustment between or among such classes of capital shares.

          (C) Whenever the number of shares of Common Stock into which the 1997 Preferred Stock may be converted is adjusted as provided in this Section VI and upon any modification of the rights of a holder of 1997 Preferred Stock in accordance with this Section VI, the Company shall promptly mail to the holders of the 1997 Preferred Stock a certificate of the chief financial officer or secretary of the Company setting forth the number of shares of Common Stock into which the 1997 Preferred Stock is convertible after such adjustment or the effect of such modification, a brief statement of the facts requiring such adjustment or modification and the manner of computing such adjustment or modification.

          (D) In case of any consolidation or merger to which the Company is a party other than a merger or consolidation in which the Company is the continuing corporation, or in case of any sale or conveyance to another entity of the property of the Company as an entirety or substantially as an entirety, or in the case of any statutory exchange of securities with another corporation (including any exchange effected in connection with a merger of a third corporation into the Company), the holders of 1997 Preferred Stock shall have the right thereafter to convert such 1997 Preferred Stock into the kind and amount of securities, cash or other property which such holders would have owned or have been entitled to receive immediately after such consolidation, merger, statutory exchange, sale or conveyance had such 1997 Preferred Stock been converted immediately prior to the effective date of such consolidation, merger, statutory exchange, sale or conveyance, and effective provision shall be made in the Articles of Incorporation of the resulting or surviving corporation or otherwise so that the provisions set forth in this paragraph (D) of Section VI for the protection of the conversion rights of the 1997 Preferred Stock shall thereafter be applicable, as nearly as reasonably may be, to any such shares and other securities and property deliverable upon conversion of the 1997 Preferred Stock remaining outstanding or other convertible securities received by the holders in place thereof, and any such resulting or surviving corporation shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such shares, securities or property as the holders of the 1997 Preferred Stock, or other convertible securities receive in place thereof, shall be entitled to receive pursuant to the provisions hereof, and to make provisions for the protection of the conversion right as above provided. The provisions  of  this  subsection (D)  shall  similarly  apply  to successive consolidation, merger, statutory exchanges, sales or conveyances. Notice of any such consolidations, mergers, statutory exchanges, sales or conveyances and of said provisions so proposed to be made, shall be mailed to the holders of 1997 Preferred Stock not less than 30 days prior to such event. A sale of all or substantially all of the assets of the Company for consideration consisting primarily of securities shall be deemed a consolidation or merger for the foregoing purposes.

          (5) Reservation. The Company shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of 1997 Preferred Stock, the number of shares of Common Stock from time to time issuable upon the conversion of 1997 Preferred Stock then outstanding and shall take all such action and obtain all such permits or orders as may be necessary to enable the Company lawfully to issue Common Stock upon the conversion of 1997 Preferred Stock. In addition, the Company shall also reserve and keep available such other securities and property as may from time to time be deliverable upon conversion of the 1997 Preferred Stock and shall take all such action and obtain all such permits or orders as may be necessary to enable the Company lawfully to deliver such other securities and property upon the conversion of such 1997 Preferred Stock. So long as any 1997 Preferred Stock shall be outstanding, the Company will use its best efforts to take all corporate action necessary in order that the Company may validly and lawfully issue fully paid and nonassessable Common Stock upon conversion of the 1997 Preferred Stock, including, without limitation, the calling of a special shareholders meeting for the purpose of increasing the number of authorized but unissued shares of Common Stock of the Company as may be necessary."

     4. The amendment contained in these Articles of Amendment to Articles of Incorporation was duly adopted by the board of directors of the Corporation pursuant to Section 7-106-102 of the Colorado Business Corporation Act.

     IN WITNESS WHEREOF, INTERNATIONAL NURSING SERVICES, INC. has caused these Articles of Amendment to Articles of Incorporation to be signed by its duly authorized officer, effective as of the date of filing with the Secretary of State of the State of Colorado.

                              INTERNATIONAL   NURSING   SERVICES, INC.



                              By:/s/Robin Bradbury
                                  Name: Robin Bradbury
                                  Title: Secretary